Exhibit 10.14

EMPLOYMENT AGREEMENT

                    THIS EMPLOYMENT AGREEMENT (the “Employment Agreement”) is entered into as of this 12th day of February, 2006 (the “Effective Date”) by and between Mobile Storage Group, Inc., a Delaware corporation (the “Company”), and Gilbert Gomez (“Executive”). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

          1. EMPLOYMENT.

                    1.1 Position. During the Employment Term (as hereinafter defined) and subject to the terms and conditions set forth herein, the Company agrees to employ Executive and Executive agrees to serve the Company as its Vice President of Strategic Planning and Procurement, reporting directly to the Company’s Chief Executive Officer and President.

                    1.2 Duties. Executive shall diligently, and to the best of his ability, perform all such duties assigned to him by the Company’s Chief Executive Officer and President incident to his position and use his best efforts to promote the interests of the Company.

                    1.3 Time to be Devoted to Employment. During the Employment Term, Executive shall devote his full time and energy to the business of the Company and Executive hereby represents that he is not a party to any agreement which would be an impediment to entering into this Employment Agreement and that he is permitted to enter into this Employment Agreement and perform the obligations hereunder.

                    1.4 Location of Employment. During the Employment Term, Executive shall be required to spend three business days of each week at the Company’s principal executive offices which are currently located at Burbank, California and two business days of each week in Scottsdale, Arizona unless temporary alternate arrangements are approved by both parties. Executive shall maintain a small home office at his principal place of residence (currently in Scottsdale, Arizona) for use during such time as Executive is not physically located in the Company’s principal executive offices.

          2. COMPENSATION AND BENEFITS.

                    2.1 Salary.

                              (a) Annual Salary. In consideration of and as compensation for the services agreed to be performed by Executive hereunder, the Company agrees to pay Executive a starting annual base salary of One Hundred Thirty-Nine Thousand Dollars ($139,000), payable in accordance with the Company’s regular payroll schedule (“Base Salary”), less applicable withholdings and deductions.

                              (b) Annual Bonus. An additional discretionary bonus (the “Discretionary Bonus”) of up to 30% of Base Salary may be paid to Executive upon the achievement of certain targeted financial results and operational and strategic objectives as determined by the President and Chief

Executive Officer. 60% of the Discretionary Bonus will be based upon consolidated earnings before interest, taxes, depreciation and amortization of the Company and 40% of the Discretionary Bonus shall be based upon the accomplishment of goals and objectives established by the President and Chief Executive Officer. Such targets and objectives shall be established in the Company’s annual budget process, and any Discretionary Bonus payable hereunder shall be payable within 30 days after finalization of Company’s audited financial statements for the immediately preceding fiscal year. The Discretionary Bonus shall be determined on a pro rata basis for any period of employment that is not equal to one year. Company shall pay Executive a car allowance of $450 per month.

                    2.2 Participation in Benefit Plans. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, including the group health care plan and disability plans of Company and to receive all such fringe benefits (including 401(k) savings plan) as are from time to time made generally available to the senior management of Company. The Company will pay 100% of the premiums or other cost incurred for the coverage of the Executive under the group health care plan of the Company, provided that Employee will pay for all deductibles and co-payments.

                    2.3 Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive on behalf of the Company during the Employment Term, provided that: (i) such reasonable expenses are ordinary and necessary business expenses incurred on behalf of the Company, including, without limitation, reasonable economy-class travel, meals and lodging expenses incurred by Executive in connection with commuting between his residence in Scottsdale, Arizona and the principal executive offices of the Company currently located in Burbank, California. Executive shall provide the Company with itemized accounts, receipts and other documentation for such reasonable expenses as are reasonably required by the Company.

                    2.4 Vacation. During the Employment Term, Executive will be entitled to three (3) weeks of paid vacation per annum.

          3. EMPLOYMENT TERM.

                    3.1 Employment Term. The “Employment Term” means the period commencing on the Effective Date and terminating as set forth in Section 4.1.

          4. TERMINATION OF EMPLOYMENT.

                    4.1 Method of Termination. Executive’s employment pursuant to this Employment Agreement and the Employrnent Term provided for herein shall terminate upon the first of the following to occur:

                              (a.) Executive’s death;

                              (b.) the date that written notice is deemed given or made by the Company to Executive that as a result of any physical or mental injury or disability, he is unable to perform the essential functions of his job, with or without reasonable accommodation. Such notice may be issued when the Board has reasonably determined that Executive has become unable to perform substantially his services and duties hereunder with or without reasonable accommodation because of any physical or mental injury or disability, and that it is reasonably likely that he will not be able to resume substantially performing his services and duties on substantially the terms and conditions as set forth in this Employment Agreement;

                               (c.) upon the Constructive Termination of Executive’s employment with the Company. “Constructive Termination” shall mean Executive’s voluntary termination within sixty (60) days following Executive’s knowledge of a material or substantial reduction or change in the overall compensation package of Executive or the job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements;

                               (d.) the date that written notice is deemed given or made by the Company to Executive of termination for “cause.” For purposes of this Employment Agreement, “cause” shall mean any one of the following:

                                          (1.) the conviction of Executive for a felony or other crime of dishonesty or moral turpitude or the commission of an act of fraud against, or the willful misappropriation of material property belonging to, the Company; or

                                        (2.) the date that Executive breaches Company policy or the obligations of this Employment Agreement, which breach, if curable, is not cured within 15 days after written notice thereof to Executive;

                              (f.) Executive’s resignation or voluntary departure as an employee of the Company.

                    4.2 Effect of Termination for Cause, Executive’s or Resignation Other Events. Upon the termination of Executive for “cause” or Executive’s resignation or voluntary departure, Executive will not be entitled to any additional compensation or other rights or benefits from the Company; and, as a result, the Company shall be obligated to pay Executive only that portion of his Base Salary that Executive has earned prior to the effective date of the termination of Executive’s employment with the Company.

                    4 3 Effect of Termination without Cause. Upon the Constructive Termination of this Employment Agreement pursuant to Section 4.l(c) or in the event the Company terminates Executive’s employment with the Company without “cause” under Section 4.l(d), the Company shall pay Executive (i) noncompetition payments equal to the Base Salary, for a period of six months after the date of termination of this Employment Agreement in consideration for Executive’s compliance with covenants set forth in Section 5.1 and (ii) the Discretionary Bonus, if any, pro rated for any period of time that is not equal to one year.

          5. COVENANT NOT TO COMPETE.

                    5.1 Non-Competition.

                               (a) During the Employment Term and for a period of six months following the termination of this Employment Agreement, Executive shall not directly or indirectly:

                                          (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in the leasing or sale of portable storage containers, trailers or mobile offices; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in a business competitive with the Company’s business; or

                                        (ii) encourage or solicit any Company employee to leave the Company’s employ for any reason or interfere in any material manner with employment relationships at the time existing between the Company and its current employees, except as may be required in any bona fide termination decision regarding any Company employee.

                    5.2 Executive acknowledges that the specialized nature of his knowledge of the Company’s Proprietary Information, trade secrets and other intellectual property are such that a breach of his covenant not to compete or confidentiality obligations contained in this Section 5 of this Employment Agreement would necessarily and inevitably result in a disclosure, misappropriation and misuse of the Company’s proprietary information, trade secrets and other intellectual property. Accordingly, Executive acknowledges and agrees that such a breach would inflict unique and irreparable harm upon the Company and that the Company shall be entitled, in addition to its other rights and available remedies, to enforce, by injunction or decree of specific performance, Executive’s obligations set forth herein.

                    5.3 Executive shall execute the Company’s standard form of Proprietary and Inventions Agreement.

          6. RESTRICTIVE COVENANT. During the Employment Term Executive shall devote substantially all of his time and energy to the performance of Executive’s duties described herein, except during periods of illness or vacation periods.

          7. MISCELLANEOUS.

                    7.1 Notices. All notices, demands and requests required by this Employment Agreement shall be in writing and shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) one day after being sent, when sent by professional overnight courier service, (iii) five days after posting when sent by registered or certified mail, or (iv) on the date of transmission when sent by telegraph, telegram, facsimile, telex, or other form of “hard copy” transmission, to either party hereto at the address or the facsimile number set forth below or at such other address as either party may designate by notice pursuant to this Section 7.

                    If to the Company, to:

Mobile Storage Group, Inc. Attention: General Counsel 7590 North Glenoaks Boulevard Burbank, California 91504 Facsimile: (818) 253-3154

If to Executive, to:

Gilbert Gomez 5725 East Marconi Avenue Scottsdale, Arizona 85254 Facsimile: (602) 795-4903

                    7.2 Assignment. This Employment Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that Executive may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void.

                    7.3 Deductions. All amounts paid to Executive hereunder are subject to all withholdings and deductions required by law, as authorized under this Employment Agreement, and as authorized from time to time.

                    7.4 Entire Agreement. This Employment Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and all prior agreements, written or oral, are merged herein and are of no further force or effect.

                    7.5 Amendment. This Employment Agreement may be modified or amended only by a written agreement executed by the Company and Executive.

                    7.6 Waivers. No waiver of any term or provision of this Employment Agreement will be valid unless such waiver is in writing signed by the parly against whom enforcement of the waiver is sought. The waiver of any term or provision of this Employment Agreement shall not apply to any subsequent breach of this Employment Agreement.

                    7.7 Counterparts. This Employment Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

                    7.8 Severabllity. The provisions of this Employment Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable, law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Employment Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Employment Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

                    7.9 Governing Law. THIS EMPLOYMENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND EXECUTIVE HEREUNDER SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO AGREEMENTS AMONG CALIFORNIA RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN CALIFORNIA.

                    7.10 Arbitration. The Executive understands and agrees that, as a condition of his employment with the Company, any and all disputes that the Executive may have with the Company, or any of its employees, officers, directors, agents or assigns, which arise out of the Executive’s employment or investment or compensation shall be resolved through final and binding arbitration, as specified in this Employment Agreement. This shall include, without limitation, any controversy, claim or dispute of any kind, including disputes relating to any employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, infliction of emotional distress, defamation and any claims of discrimination, harassment or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Securities Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with the Company or its termination. The only claims not covered by this Section 7.10 are claims for benefits under the unemployment insurance or workers’ compensation laws, and any claims pursuant to Section 5 of this Employment Agreement. Any disputes and/or claims covered by this Employment Agreement shall be submitted to final and binding arbitration to be conducted in Los Angeles County, California, in accordance with the rules and regulations of the American Arbitration Association. The Executive and the Company will split the cost of the arbitration filing and hearing fees and the cost of the arbitrator. Each side will bear its own attorneys’ fees, and the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means that the Executive is waiving any right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

                    IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

MOBILE STORAGE GROUP, INC.

By:
Name:
Title:

EXECUTIVE

Name: Gilbert Gomez